UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2010

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois	60093-2753
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 19, 2010, we announced the terms of our recommended final offer for each outstanding ordinary share of Cadbury plc (“Cadbury”), including each ordinary share represented by an American Depositary Share (“Cadbury ADS”). Under the terms of our recommended final offer, we agreed to pay Cadbury securityholders 500 pence in cash and 0.1874 shares of Kraft Foods common stock per Cadbury ordinary share and 2,000 pence in cash and 0.7496 shares of Kraft Foods common stock per each Cadbury ADS. If we acquire all of the outstanding Cadbury ordinary shares (including those represented by Cadbury ADSs and those issuable upon exercise of all share options) in our recommended final offer, we estimate that we will issue not more than approximately 265 million shares of Kraft Foods common stock and pay approximately £7.1 billion in cash in the aggregate.

On February 2, 2010, we announced that we had received valid acceptances of our recommended final offer in respect of a total of 987,684,041 Cadbury ordinary shares (including valid acceptances in respect of Cadbury ADSs), representing approximately 71.73% of Cadbury’s issued share capital. We also announced that all conditions relating to our recommended final offer, as set out in the offer documents dated December 4, 2009, as amended to date, have now been satisfied or waived. Accordingly, our recommended final offer is unconditional in all respects.

Our recommended final offer will remain open for acceptance until further notice. We will give at least 14 days’ notice if we decide to close our recommended final offer.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

We will file the financial statements required by Item 9.01(a) of Form 8-K with respect to our acquisition of Cadbury as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01 of Form 8-K.

(b) Pro Forma Financial Information

We will file the pro forma financial information required by Item 9.01(b) of Form 8-K with respect to our acquisition of Cadbury as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01 of Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.
Date: February 3, 2010

	By:	/s/ Carol J. Ward
	Name: Title:	Carol J. Ward Vice President and Corporate Secretary